Exhibit 99.1

Stoneridge Appoints Natalia Noblet as President of Electronics Division
NOVI, Mich. — May 22, 2024 — Stoneridge, Inc. (NYSE: SRI), a leading designer and manufacturer of highly engineered electrical and electronic vehicle systems, has announced the appointment of Natalia Noblet as president of its Electronics Division, effective September 1, 2024. Noblet succeeds Peter Österberg, who, by mutual agreement, is leaving the company to pursue other opportunities.
Noblet will be responsible for leading financial performance, product development, business strategy and technical vision for Stoneridge's Electronics Division, the company’s largest and fastest growing segment focused on advanced driver assistance products, vision systems, and connectivity and compliance solutions for the commercial truck, bus, and off-highway end markets. She will also manage the Division’s engineering, sales and manufacturing functions to ensure alignment with Stoneridge’s business and operational strategy, drive operational excellence and deliver long-term shareholder value.
“Natalia’s appointment marks an exciting new chapter for the company,” said Jim Zizelman, president and CEO, Stoneridge. “Her proven track record of leadership and innovation align with our commitment to deliver cutting-edge solutions for the mobility industry. We’re confident that under her leadership, our Electronics Division will accelerate its drive forward in our mission of excellence in innovation and customer satisfaction.”
Most recently, Noblet served as the senior vice president EMEA (Europe, Middle East, Africa) Region within ZF’s Commercial Vehicle Solutions division. In this capacity, she led profit and loss for the region, including strategy, planning, sales, procurement, and manufacturing. Prior to this, Noblet spent nearly two decades at WABCO, where she held progressively challenging roles across operations, sourcing and purchasing, project management, quality, Six Sigma Lean, and change management. Following WABCO's acquisition by ZF in 2020, Noblet seamlessly transitioned into various leadership positions within ZF, focusing on integration, quality assurance and profit and loss ownership.
Noblet earned a master’s degree in international economic relations and a doctorate degree in economics and management science with a concentration in supply chain management, both from Wroclaw University of Economics and Business in Poland. She is certified Six Sigma Master Black Belt.
Noblet will join Stoneridge’s leadership team, reporting to Zizelman.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.
Contact:
Samantha Simmerson
Senior Manager, Global Marketing and Communications
Samantha.Simmerson@stoneridge.com
+1.248.829.2173
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